UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2006

E*TRADE Financial Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11921	94-2844166
(State or other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 East 57th Street New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

(646) 521-4300

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Approval of Performance Goals/Business Criteria Under Executive Bonus Plan

At the 2005 Annual Meeting of Stockholders of E*TRADE Financial Corporation (“E*TRADE”), our stockholders approved our Executive Bonus Plan (the “Bonus Plan”), which provides incentives for senior executives to achieve certain performance metrics, determined by the Committee (or in the case of the Chief Executive Officer, by the independent members of the full Board of Directors), by rewarding such senior executives with annual cash-based or equity-based bonus awards.

On March 23, 2006, the E*TRADE Board of Directors established that for fiscal year 2006, we will pay bonuses of up to 2.5% of net income for our Chief Executive Officer, 1.75% of net income for our President and Chief Operating Officer and 1.0% of net income for our other named executive officers. A portion of the total bonus is likely to take the form of stock options or restricted stock (which has historically been granted outside the scope of the performance bonus plan), a certain amount of which will vest only if performance metrics are met. The Committee and Board may exercise discretion to reduce the actual payment to any or all of the participants under the plan based on the Company’s performance against key metrics, including net revenue and earnings per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E*TRADE Financial Corporation

Date: March 27, 2006	By:	/s/ Russell S. Elmer
	Name:	Russell S. Elmer
	Title:	General Counsel and Corporate Secretary